Exhibit 99.1
PRESS RELEASE

Contact:	John Beck
Ardea Biosciences, Inc.
(858) 652-6523
jbeck@ardeabio.com
Media Contact:	Heidi Chokeir, Ph.D.
Russo Partners, LLC
(619) 528-2217
heidi.chokeir@russopartnersllc.com
Ardea Biosciences Reports Recent Accomplishments and Announces Third
Quarter and Year-to-Date 2009 Financial Results
SAN DIEGO, November 6, 2009 — Ardea Biosciences, Inc. (Nasdaq: RDEA), a biotechnology company focused on the development of small-molecule therapeutics for the treatment of gout, cancer and human immunodeficiency virus (HIV), today reported recent accomplishments and financial results for the third quarter and nine months ended September 30, 2009.
“Since our last quarterly update, we have confirmed the activity of RDEA594 in gout patients, and we have initiated the four planned studies in our broad-based Phase 2 development program,” commented Barry D. Quart, PharmD, Ardea’s president and chief executive officer. “The Phase 2a results demonstrate the ability of RDEA594 to normalize renal excretion of uric acid in patients that have gout due to their inability to excrete sufficient amounts of uric acid. These under-excretors of uric acid make up approximately 90% of the patients with hyperuricemia and gout, and are the primary target population for RDEA594,” added Dr. Quart.
Recent Accomplishments
•	On October 19, 2009, we presented at the 2009 American College of Rheumatology (ACR) / Association of Rheumatology Health Professionals (ARHP) Annual Scientific Meeting in Philadelphia, Pennsylvania, additional data from the first cohort of an ongoing Phase 2a proof-of-concept study of RDEA594, our lead product candidate in development for the treatment of hyperuricemia and gout. Important highlights from this study were:
•	All patients receiving RDEA594 experienced a dose-related reduction in serum uric acid levels and a majority achieved a reduction in serum urate to levels less than 6 mg/dL.

•	60% (6/10) of patients in this group who excrete less than normal amounts of uric acid in their urine responded to therapy by achieving a reduction in serum urate to levels less than 6 mg/dL after two weeks of treatment.

•	RDEA594 also produced significant reductions in serum urate in patients with mild to moderate renal impairment, with 83% (5/6) of these patients responding after two weeks of treatment. Gout patients with mild to moderate renal impairment represent a substantial portion of the gout patient population and are often not effectively treated with allopurinol.

•	RDEA594 was also well tolerated in this study, with no serious adverse events and no premature discontinuations due to adverse events in patients receiving RDEA594.
•	Ardea also presented at the ACR/ARHP meeting data from preclinical drug-drug interaction studies demonstrating RDEA594’s potential to be used in combination with allopurinol and febuxostat (Uloric®, Takeda Pharmaceutical Company Limited; Adenuric®, Ipsen) and an update from a 3- and 6-month assessment of chronic toxicity in rats and monkeys, respectively, showing no organ toxicity at doses up to 300 mg/kg/day.
Clinical Development Efforts and Important Upcoming Clinical Development Milestones
•	All studies in our RDEA594 Phase 2 clinical development program have been initiated. These studies include a Phase 2b single-agent dose-response study evaluating the safety and urate-lowering effects of 200, 400 and 600 mg of RDEA594 in 140 gout patients (RDEA594-202), a Phase 2b combination study evaluating RDEA594 as an add-on to allopurinol in approximately 100 patients who do not respond adequately to allopurinol alone (RDEA594-203), a drug-drug interaction study with febuxostat in healthy volunteers (RDEA594-105), and a study in gout patients with renal impairment (RDEA594-204).

•	We expect to provide results from the second cohort of our ongoing Phase 2a proof-of-concept study evaluating RDEA594 in combination with allopurinol and Study RDEA594-105, along with an update on progress in RDEA594-204, in December 2009. We expect RDEA594-202 to complete enrollment in 2009, with results anticipated in the first quarter of 2010. We also expect to report results from RDEA594-203 in the first quarter of 2010.

•	In coordination with our commercial partner, Bayer HealthCare AG (Bayer), we continue to progress our ongoing Phase 1/2 study of RDEA119 in combination with sorafenib (Nexavar®, Bayer and Onyx Pharmaceuticals) and our ongoing Phase 1 monotherapy study of RDEA119 in advanced cancer patients.
Third Quarter and Year-to-Date 2009 Financial Results
As of September 30, 2009, we had $59.6 million in cash, cash equivalents, and short-term investments, and $1.4 million in receivables, compared to $57.7 million in cash, cash equivalents, and short-term investments, and $0.4 million in receivables as of December 31, 2008. The increase in cash, cash equivalents and short-term investments and receivables for the first nine months of 2009 was primarily due to the receipt of a $35.0 million non-refundable, upfront license fee and the expected reimbursement of third-party development costs associated with our MEK inhibitor program under our license agreement with Bayer, offset by the use of cash to fund our clinical-stage programs, personnel costs and for other general corporate purposes.
We anticipate that our existing cash, cash equivalents, and short-term investments will be sufficient to fund our operating activities through the first quarter of 2011. This current financial projection includes forecasted expenses associated with the RDEA594 Phase 2 and Phase 3 programs anticipated for that period, combined with expense reductions from our recent restructuring. This projection does not include any milestone payments under our license agreement with Bayer, proceeds from future partnering activities or financings, or potential payments under our asset purchase agreement with Valeant.
Revenues totaled $9.2 million and $14.7 million for the three and nine months ended September 30, 2009, respectively. There were no revenues for the three months ended September 30, 2008 and revenues totaled $0.3 million for the nine-month period ended September 30, 2008. The revenues earned during the first nine months of 2009 resulted from the recognition of a portion of the upfront, non-refundable license fee and reimbursement of third-party development costs under our license agreement with Bayer. The $35.0 million upfront license fee is being recognized on a straight-line basis over a period of approximately 13 months, which is the anticipated timeframe in which the Company expects to complete all of its obligations under the license agreement. The revenue earned in fiscal 2008 resulted from the research services we provided under our master services agreement with Valeant, which has since terminated by its terms.
The net loss applicable to common stockholders for the three and nine months ended September 30, 2009 was $2.5 million and $24.5 million, or $0.13 per share and $1.36 per share, respectively, compared to a net loss applicable to common stockholders for the same periods in 2008 of $14.2 million and $42.4 million, or $0.95 per share and $2.98 per share, respectively. The net loss applicable to common stockholders for the three and nine months ended September 30, 2009 included non-cash charges of $1.3 million and $4.3 million, or $0.07 per share and $0.24 per share, respectively, for stock-based compensation expense. For the same period in 2008, we reported non-cash charges of $1.3 million and $3.7 million, or $0.09 per share and $0.26 per share, respectively, for stock-based compensation expense.
The decrease in net loss applicable to common stockholders between these periods was primarily a result of the increase in revenues noted above for the same period, and a decrease in operating expenses, mainly due to reduced discovery research and clinical development expenditures as we continue to focus our resources on our gout-related programs, RDEA594 and RDEA684. In addition, during the third quarter of 2009, we realized savings from our restructuring plan of approximately $1.1 million. These decreases were partially offset by severance-related restructuring charges of approximately $0.1 million and $0.8 million for the three and nine months ended September 30, 2009, respectively, an increase in interest expense in connection with our growth capital loan and capital lease obligations entered into in the second half of 2008 and a decline in interest income due to lower average interest rates as compared to 2008.
About Ardea Biosciences, Inc.
Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the development of small-molecule therapeutics for the treatment of gout, cancer and human immunodeficiency virus (HIV). RDEA594, our lead product candidate in development for the treatment of hyperuricemia and gout, is a selective URAT1 transporter inhibitor in Phase 2 clinical development. Our next-generation URAT1 inhibitor, RDEA684, is currently in preclinical development. RDEA119, a potent and specific inhibitor of mitogen-activated ERK kinase (MEK), is being developed under a global license agreement with Bayer HealthCare. RDEA119 is being evaluated as a single agent in a Phase 1 study in advanced cancer patients and in a Phase 1/2 study in combination with sorafenib (Nexavar®; Bayer HealthCare, Onyx Pharmaceuticals) in advanced cancer patients. RDEA806, for the treatment of HIV, is a non-nucleoside reverse transcriptase inhibitor (NNRTI) that has successfully completed a Phase 2a study in HIV patients. RDEA427, a next generation NNRTI, has superior pharmacokinetic properties, and even greater activity against a wide range of drug-resistant viral isolates than RDEA806. We have evaluated RDEA427 in a human micro-dose pharmacokinetic study.

ARDEA BIOSCIENCES, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues:
License fees	$8,178	$—	$13,191	$—
Sponsored research	—	—	—	260
Reimbursable research and development expenses	991	—	1,490	—

Total revenues	9,169	—	14,681	260

Operating expenses:
Research and development	8,999	11,459	30,720	34,351
General and administrative	2,404	3,043	7,807	9,723

Total operating expenses	11,403	14,502	38,527	44,074

Loss from operations	(2,234)	(14,502)	(23,846)	(43,814)

Other income (expense):
Interest income	65	293	320	1,314
Interest expense	(320)	(10)	(1,032)	(11)
Other income, net	18	(4)	21	182

Total other income (expense)	(237)	279	(691)	1,485

Net loss	(2,471)	(14,223)	(24,537)	(42,329)

Non-cash dividends on Series A preferred stock	—	—	—	(60)

Net loss applicable to common stockholders	$(2,471)	$(14,223)	$(24,537)	$(42,389)

Basic and diluted net loss per share applicable to common stockholders	$(0.13)	$(0.95)	$(1.36)	$(2.98)

Shares used in computing basic and diluted net loss per share applicable to common stockholders	18,327	15,023	18,062	14,239

Condensed Consolidated Balance Sheet Data
(in thousands)

	September 30,	December 31,
	2009	2008

Cash, cash equivalents and short-term investments	$59,589	$57,743
Total assets	$64,121	$61,475
Total stockholders’ equity	$29,037	$45,958

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of RDEA594, RDEA684, RDEA119, RDEA806, and our other compounds and the timing and results of our preclinical, clinical and other studies, sufficiency of our cash resources, expected benefits of our restructuring and our financial performance. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs, risks related to the timing, assumptions and projections relating to our restructuring and risks related to the outcome of our business development activities, including collaboration or licensing agreements. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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